Exhibit 3.1

ARTICLES OF INCORPORATION

OF

MONTGOMERY MINES, INC.

COPY

KNOW ALL MEN BY THESE PRESENTS: That we, JOHN T. LINGRELL, a resident of Porthill, Boundary County, Idaho, J. A. BERRY, a resident of Porthill, Boundary County, Idaho, and E. W. WHEELAN, a resident of Sandpoint, Bonner County, Idaho, have this day voluntarily associated ourselves together for the purpose of forming a corporation under the laws of the State of Idaho, and we do hereby certify:

1. That the name of said corporation is "MONTGOMERY MINES, INC.".

2. That the purposes for which this corporation is formed are:

(a) To acquire by purchase, lease, location, or otherwise, all classes of mines and mining properties containing copper, lead, gold, silver, or other precious or base metals.

(b) To develop and operate mining properties and mines; to carry on the business of mining, converting, milling, reducing, smelting, treating, preparing for market, manufacturing, buying, selling and otherwise producing and dealing in ores of gold, silver, copper, iron and lead. To acquire by purchase, lease, location, or otherwise, mineral claims, metalliferous lands, mining and water rights and privileges and mill sites. To build, equip and operate mills and other plants for the smelting, reduction and treatment of ores of all kinds and descriptions.

(c) To purchase, construct, erect, lease, own and operate pumping plants, pipe lines, reservoirs, canals, water ways and ditches for the transmission of power, sewerage and conveyance

of water for the use of the Company in conducting its business.

(d) To construct, build, purchase, lease, operate and own electric, aerial, and surface tramways for the purpose of transporting ores and supplies and other materials to and from the Company's properties, and to operate the same by electricity, steam or other motive power.

(e) To construct, build, purchase, lease, operate, and own saw mill to be used for the manufacture and production of lumber and timbers to be used in the construction of mills and other buildings, and for other purposes in connection with the operation of mining properties.

(f) To enter into any agreements, arrangements, or contracts with any person or persons for the purchase, either conditionally or otherwise, and to hold, sell, or otherwise deal in and with any mines, mining claims, mills, plants, machinery, shares of capital stock or securities of any company, and to sell, assign and transfer and set over the same upon such terms and for such consideration as may be deemed advisable.

3. That the term for which it is to exist is fifty (50) years from and after the date of its incorporation.

4. That the location and postoffice address of its registered office in this state is Bonners Ferry, Boundary County, Idaho.

5. The number of directors of said corporation shall be three (3).

6. That the amount of capital stock of this corporation shall be $100,000.00, divided into one million (1,000,000) shares of the par value of ten cents (10¢) each.

7. That the amount of the capital stock which has been actually subscribed is $300.00, and the name and the postoffice address of each of the incorporators and a statement of the number of shares subscribed by each is as follows:

John T. Lingrell	Porthill, Idaho	1000	$100.00
J. A. Berry	Porthill, Idaho	1000	100.00
E. W. Wheelan	Sandpoint, Idaho	1000	100.00
			$300.00

IN WITNESS WHEREOF, we have hereunto set our hands and seals this 30th day of October, 1935.

ORIGINAL ON FILE
IN BOISE, IDAHO

JOHN T. LINGRELL (SEAL)

J. A. BERRY (SEAL)

E. W. WHEELAN (SEAL)

STATE OF IDAHO,)
:ss
County of Bonner,)

On this 30th day of October, 1935, before me, George W. Beardmore, a notary public in and for said County and State, personally appeared JOHN T. LINGRELL, J. A. BERRY and E. W. WHEELAN, to me personally known to be the real persons whose names are subscribed to the above instrument, and each for himself acknowledged to me that he executed the same for the uses and purpose therein set forth.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my notarial seal the day and year first above written.

GEORGE W. BEARDMORE

(S E A L)

Notary Public for Idaho,
Residing at: Sandpoint, Idaho.

STATE OF IDAHO,)
:ss
County of Bonner,)

E. W. WHEELAN, being first duly sworn deposes and says: That he is one of the subscribers to the above and foregoing Articles of Incorporation, and that he is a resident of Sandpoint, Bonner County, Idaho, and that each of the subscribers, John T. Lingrell, J. A. Berry and E. W. Wheelan, is a citizen of the United States.

E. W. WHEELAN

Subscribed and sworn to before me this 30th day of October, 1935.

GEORGE W. BEARDMORE

(S E A L)

Notary Public for Idaho,
Residing at: Sandpoint, Idaho.